October 15, 2019

Alicia Mondolo
Chief Financial Officer
TENARIS SA
29, Avenue de la Porte-Nueve -3rd Floor
L-2227 Luxembourg

       Re: TENARIS SA
           Form 20-F for the year ended December 31, 2018
           Filed on April 3, 2019
           File No. 001-31518

Dear Ms. Mondolo:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing